On May 14, 1996 you were offered the position of Senior Vice-President for Texas-New Mexico Power Company. The offer letter from Kevern Joyce commits "to work out a retirement benefit using the Excess Benefit Plan, to credit you for years of experience from which you gained no vested benefits, assuming you work until age 65." Since you were employed, the company has revised the Pension Plan to a Cash Balance Plan. The Cash Balance Plan determines retirement in a much different manner than the plan that was in place at the time of your offer letter and has affected the Company's prior efforts to honor its commitment in the May 14 letter. In order to continue the benefit as it existed at the time of the May 14 offer the Company will use the use the then existing pension formula as the basis to determine your supplemental retirement benefits previously discussed. This formula is being added to the pension formula as Supplement A, a copy of which is attached hereto.

     The Company therefore offers to you the following benefit in full and complete satisfaction of its commitment to you in its offer letter of May 14, 1996:

               In the event you are still employed by the Company at age 65, your retirement benefits payable from TNMP's Excess Benefit Plan will be calculated using the Supplement A formula.

               In the case of a "Change-in-Control", you will become fully vested in this supplemental pension benefit. The benefit will be accrued and vested as of the date of the change-in-control or the date at which the executive would have been age 62, whichever benefit is greater. "Change of Control" is defined as that term is defined in the Executive Severance Compensation Agreement which you have executed previously with the Company .

If you agree with the foregoing please sign in the space provided below.



     /s/ Kevern R. Joyce                              Dated February 16, 1998
Kevern Joyce, Chairman, President & CEO
Texas-New Mexico Power Company



I agree with the foregoing:



         /s/ John Edwards                             Dated February 16, 1998

John Edwards, Sr. Vice President

                                  SUPPLEMENT A


     In the event the executive is still employed by the Company at age 65, their retirement benefits payable from Texas-New Mexico Power Company's Excess Benefit Plan will be calculated using the Supplement A formula.


FORMULA:

          1.3% of career average compensation times 30 years of service, plus 0.4% of the excess of career average compensation over one-half of the Social Security maximum wage base in the year of retirement times 30 years of service.


     If the executive retires prior to age 65 (but not earlier than age 55 and 5 years of service) the 30 years of service used in the formula will be reduced by one year for each year that the retirement precedes age 65. If the executive retires before age 65 and requests a monthly benefit payment, the amount of the monthly payment will be the actuarial equivalent of the benefit payable at age
65. If the executive retires prior to age 55 and 5 years of service, no benefit would be provided under the terms of the employment contract (except in the case of a change-in-control).

     This benefit will be reduced by the benefits that are provided by the Texas-New Mexico Power Company Pension Plan (qualified plan) and the retirement benefits provided by previous employers under their qualified and non-qualified plans.